Exhibit 10.17
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made by and between Voyager Space Holdings, Inc., a Delaware corporation (the “Company”), and Matt Kuta, a Colorado resident (the “Executive”), effective as of January 1, 2022 (the “Effective Date”).
WHEREAS, the Company, following the recommendation of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and unanimous approval by the Board, desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to accept continued employment with the Company upon such terms and conditions
NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1.    EMPLOYMENT AND DUTIES.
1.1    Position. Executive shall be employed by the Company as its Chief Operating Officer, shall be subject to direction of the Chief Executive Officer, and shall report solely and directly to the Chief Executive Officer. Executive agrees to observe and comply with all written company policies and rules of the Company, as adopted by the Company from time to time. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with the Executive’s position.
1.2    Employment At-Will. Executive’s employment with the Company is “at-will” and is not for a specified period of time. Subject to the Company’s obligations under Section 4 hereof, either Executive or the Company may terminate Executive’s employment at any time and for any reason whatsoever (or for no reason). This at-will employment relationship cannot be changed except in a writing signed by Executive and an authorized representative of the Company.
1.3    Full Attention. Executive shall devote his full business time exclusively to the affairs of the Company and the discharge of his duties and responsibilities hereunder. Executive shall not, without the prior written consent of the Company, engage in any other business activity or serve in any industry, trade, professional, or academic position during the term of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Executive may continue to serve as a Director of the Air Force Academy Foundation, and nothing in this Agreement shall limit Executive’s ability to participate in reasonable levels of charitable, civic, trade organization, and similar activities and passive personal investment activities, provided that such activities do not, as determined by the Company in its sole and exclusive discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement.

2.    COMPENSATION. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its affiliates, the Company will provide the Executive the following compensation and benefits:
2.1    Base Salary. Executive shall receive an annualized base salary of $300,000. Executive’s base salary may be increased from time to time at the sole discretion of the Compensation Committee. Executive’s base salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time-to-time.
2.2    Bonus. Commencing with calendar year 2022, for each calendar year during Executive’s employment with the Company, Executive will be eligible to earn a cash performance bonus (an “Annual Bonus”) with a target amount equal to $600,000. The actual amount of any Annual Bonus shall be determined by the Chief Executive Officer, upon the ratification of the Compensation Committee, and the approval or action of the Board in its discretion, based on such performance goals as may be determined by the Chief Executive Officer in his sole discretion. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned, subject to the Executive’s continued employment through the payment date.
2.3    Equity-Based Awards. During Executive’s employment with the Company, Executive shall be eligible to participate in the Company’s equity-based incentive plan (currently the Company’s 2020 Incentive Plan) and the Company’s annual equity incentive program applicable to its senior executive officers. The type and amount of any award granted to Executive thereunder, and the terms and conditions of any such awards shall be determined subject to the approval of the Chief Executive Officer, the ratification of the Committee and the approval or action of the Board in its discretion. The terms and conditions of such award(s) will be set forth in separate award agreements in forms prescribed by the Company, to be entered into by the Company and the Executive.
2.4    Benefits. During Executive’s employment with the Company, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its senior executive officers, subject to the terms and conditions of such plans and programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection,401(k) and retirement plans. Nothing contained in this Agreement shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
2.5    Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of his or her duties under this Agreement in accordance with the Company’s policies as in effect from time to time. Expense reimbursement shall remain subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.

3.    TERMINATION OF EMPLOYMENT. The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 3.
3.1    In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon sixty (60) days’ prior written notice to the other party; provided, however, that the Company may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay to the Executive his base salary for that portion of the notice period so waived.
3.2    Termination by the Company for Cause. Notwithstanding the provisions of Section 3.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Chief Executive Officer in consultation with Board in their reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the Executive’s duties and responsibilities for the Company or any of its affiliates which causes material harm to the Company; (ii) the Executive’s material and demonstrable breach of any provision of Section 5 or of any other confidentiality, invention assignment or other restrictive covenant obligation set forth in any written agreement by and between the Executive and the Company or any of its affiliates; (iii) the Executive’s material and demonstrable breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its affiliates; (iv) the Executive’s material violation of any applicable policy or code of conduct of the Company or any of its affiliates, which violation causes material reputational or financial harm to the Company; or (v) the Executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), if capable of cure, will not constitute Cause if cured by the Executive within ten (10) days following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct.
3.3    Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 3.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company. For purposes of this Agreement, Good Reason; means the occurrence of any of the following without the Executive’s consent: (i) a material reduction in Base Salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; or (ii) a material diminution of Executive’s duties, authorities or responsibilities; provided, however, that no resignation for Good Reason shall be effective unless and until (A) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty days after the initial existence of the facts or circumstances constituting Good Reason, (2) the Company has not cured such acts or omissions within thirty days of its actual receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than ninety days after the initial existence of the facts or circumstances constituting Good Reason.
3.4    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s disability during his employment with the Company.
4.    OTHER MATTERS RELATED TO TERMINATION
4.1    Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) any earned but unpaid Base Salary through the date on which Executive’s employment terminates (the “Termination Date”); and (ii) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). The amounts set forth in the foregoing clause (i) will be paid to the Executive immediately upon termination of employment.
4.2    Severance Payments. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 4.4 and Executive’s continued compliance with the covenants set forth in Section 5, the Company will pay the Executive, in addition to the Final Compensation, severance payments as provided in this Section 4.2. The Severance Payments will include payment in an amount equal to eighteen (18) months’ Base Salary, payable in the form of salary continuation in accordance with the ordinary 3 payroll practices of the Company over the eighteen (18) months following the Termination Date (the “Severance Payments”).
4.3    Equity. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 4.4 and Executive’s continued compliance with the covenants set forth in Section 5, any outstanding and unvested Company equity-based awards held by the Executive on the Termination Date that vest based solely on the passage of time shall thereupon vest and, to the extent applicable, become exercisable, to the extent such equity awards would have vested had the Executive remained in continuous employment with the Company until the 12 month anniversary of the Termination Date.
4.4    Conditions to and Timing of the Severance Payments. Any obligation of the Company to provide the Severance Payments is conditioned on the Executive signing and returning to the Company, within 21 days following the Termination Date, and not revoking within 7 days thereafter, a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided by the Company to the Executive at the time the Executive’s employment terminates (the “Separation Agreement”), which will contain no additional restrictive covenants beyond those set forth in this Agreement.
4.5    Resignation and Return of Company Documents and Property. In the event of termination of the Executive’s employment with the Company, howsoever occurring, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and its subsidiaries, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive will return to the Company all information and property that Executive received from the Company, or that Executive received on behalf of the Company, or that Executive created while working for the Company, which relates to the Company’s business (other than documents regarding Executive’s individual compensation, such as pay stubs and benefit plan information) or contains any proprietary or confidential information of the Company or an affiliate of the Company and all copies thereof. This requirement pertains to all information that is in Executive’s possession, custody, or control,and includes both paper documents and electronically stored information, which must be returned in all forms in which it exists, without alteration or deletion. By way of example only, the information Executive must return includes code, data, programs, databases, printed materials, customer lists, customer information, mailing lists, account information, samples, prototypes, price lists, pricing information, correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. Physical property belonging to the Company, such as computers, portable electronic devices, phone cards, cellular phones, storage devices, computing devices, keys, and key cards must be returned without altering its condition.
5.    RESTRICTIVE COVENANTS. Executive acknowledges that Executive will be a member of executive and management personnel at the Company. Executive further acknowledges that during Executive’s employment with the Company, Executive will be privy to extremely sensitive, confidential and valuable commercial information of the Company and its subsidiaries (the “Companies”), which constitutes trade secrets belonging to the Companies, the disclosure of which information and secrets would greatly harm the Companies. As a reasonable measure to protect the Companies from the harm of disclosure and use of their trade secrets and other confidential information against them, Executive agrees to the following restrictions:
5.1    Covenant Not to Compete. During the Restricted Period, Executive shall not engage in any Restricted Activities within the Restricted Territory.
5.2    Customer Non-solicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any Protected Customer to reduce or terminate his/her/its relationship with the Companies.
5.3    Employee Non-solicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any employee, agent, or contractor of any of the Companies to reduce or terminate his/her/its employment, agency or contractor relationship with the Companies.
5.4    Non-disparagement. While the Executive is employed by the Company and at all times following the termination of the Executive’s employment, regardless of the reason therefore, the Executive will not, directly or indirectly, disparage or criticize the Company or any of its affiliates, their respective businesses, management, employees, officers, directors, customers, products or services, and the Executive otherwise will not do or say anything that could disrupt the good morale of employees of the Company or any of its affiliates or harm the interests or reputation of the company or its affiliates. The Company will not disparage or criticize the Executive in authorized public statements and will instruct its senior-level executives and members of the Board not to, directly or indirectly, disparage or criticize the Executive to any Person following termination of the Executive’s employment hereunder.

5.5    Definitions.
5.5.1    “Competing Product or Service” means any product or service that was being developed, marketed, offered, or provided by the Companies in the space exploration industry at any time during the last two (2) years of Executive’s employment with the Company. “Protected Customer” means any individual or entity (a) that was a customer of any of the Companies at any time during the last two (2) years of Executive’s employment with the Company, and (b) with whom Executive had material work- related contact as an employee of the Company or about whom Executive acquired confidential information as an employee of the Company.
5.5.2    “Restricted Activities” means directly or indirectly (a) developing, marketing, offering or providing any Competing Product or Service or (b) owning, operating, managing, financing or providing any services or assistance of any kind to, whether as owner, shareholder, member, partner, joint venturer, lender, financier, licensor, licensee, franchisor, franchisee, principal, agent, director, officer, manager, employee, consultant, broker, trustee, or in any other capacity whatsoever, any person or entity that is developing, marketing, offering or providing any Competing Product or Service. Notwithstanding the foregoing, Executive’s passive ownership of not more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not, in itself, constitute “Restricted Activities.”
5.5.3    “Restricted Period” means the term of the Executive’s employment with the Company and the period of eighteen (18) months immediately following the termination of Executive’s employment the Company.
5.5.4    “Restricted Territory” means the State of Colorado and those states in which Executive had material responsibility or knowledge for a Competing Product or Service or Protected Customer during the last two (2) years of Executive’s employment.
5.6    Reasonable. Executive acknowledges that the time limitation, territorial restriction and restriction on activities described herein are reasonable in scope and are appropriate to protect the Companies’ trade secrets, goodwill and other protectable interests. Executive further acknowledges and agrees that Executive has received adequate consideration for the restrictions described herein and that such restrictions will not prevent Executive from earning a living.
5.7    Enforcement. Executive acknowledges and agrees that any breach by Executive of any covenant in this Section 5 will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement. Should a court of competent jurisdiction determine that the restrictions described herein are overly broad or otherwiseunenforceable, in whole or in part, the parties agree that the court shall modify the restrictions to the minimum extent necessary to render the restrictions enforceable.
5.8    Notification of New Employer. Executive consents to the notification of any future employer of Executive of Executive’s rights and obligations under this Agreement.
5.9    Disclosure of New Employment. Executive shall notify the Company of any new consulting or employment Executive obtains within 1 year of the termination of Executive’s employment with the Company (whether voluntary or involuntary). Executive shall provide the Company with sufficient information about Executive’s duties and responsibilities to allow the Company to determine Executive’s compliance with the terms of any post-employment obligations

Executive owes to the Company. If Executive’s duties or responsibilities at Executive’s new employer, or any subsequent employer, change during the 1-year period following the termination of Executive’s employment, Executive will provide the Company with updated information sufficient to allow the Company to determine Executive’s compliance with any post-employment obligations Executive owes to the Company.
5.10    Extension of Time-Limited Obligations. If Executive fails to comply with any provision of this Agreement that is time-limited, the applicable time restriction will be extended by one day for each day Executive has failed to comply with the provision, up to a maximum of eighteen (18) months; provided, however, that this extension of time shall be capped so that once Executive has complied with the restriction for the originally proscribed length of time, it shall expire.
6    ADDITIONAL PROVISIONS
6.1    Notices. All notices to be given to a party hereto shall be properly given if sent by first class mail addressed to such party at the address shown below or at such other address as the party have designated by notice to the other party:

The Company:	Executive:
Thomas E. Ayres	Matt Kuta
1225 17th Street, 11th Floor
Denver, CO 80202
6.2    Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their term.
6.3    Modification; Waiver. Except for judicial modification as provided in Section 5.7, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
6.4    Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable shall be paid in a lump sum on a date determined by the Company before the end of the “short term deferral” period with respect to such bonus.
Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment)

occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.
6.5    Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Executive and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Executive and the Company hereby irrevocably waive their respective rights to a jury trial with respect to any action or claims arising out of or relating to this Agreement. Executive understands and agrees that any action or claims arising out of or relating to this Agreement shall be heard only by a judge and not by a jury and that Executive is giving up Executive’s right to have any such action or claims heard by a jury.
6.6    Attorney Fees. In the event of a breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.
6.7    Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.
6.8    Taxes. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law or regulation.
6.9    Construction. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive.
6.10    Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

6.11    Survival. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
6.12    Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral (except acceptance of the terms of the Company Code of Conduct and Ethics and Employee Handbook). This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully executed agreement.
Executed by the parties effective as of the date first shown above:

EXECUTIVE:	THE COMPANY:

/s/ Matt Kuta	By:	/s/ Thomas E. Ayres
Matt Kuta		Thomas E. Ayres
CLO/GC & Corp Secty

Date: 9/26/2022		Date: 9/26/2022